Exhibit 10.23

GUARANTY OF RECOURSE OBLIGATIONS

(First Mezzanine)

This GUARANTY OF RECOURSE OBLIGATIONS (First Mezzanine) (this “Guaranty”), is made as of March 27, 2012, by OSI HOLDCO I, INC., a Delaware corporation, (“Guarantor”), having an office at 2202 North WestShore Blvd., Suite 470C, Tampa, Florida 33607, to and for the benefit of GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, New York, New York 10005, and BANK OF AMERICA, N.A., a national banking association, having an address at Hearst Tower, 214 North Tryon Street, Charlotte, North Carolina 28255 (each, together with their respective successors and assigns, a “Co- Lender”, and collectively, “Lender”).

RECITALS:

WHEREAS, New Private Restaurant Properties, LLC, a Delaware limited liability company (“Mortgage Borrower”) is the owner of a portfolio of restaurant properties;

WHEREAS, New PRP Mezz 1, LLC, a Delaware limited liability company (“Borrower”), is the owner of 100% of the membership interests in Mortgage Borrower;

WHEREAS, on the date hereof, in accordance with the terms of that certain Mezzanine Loan and Security Agreement (First Mezzanine), dated as of the date hereof (as amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), between Lender, as lender, and Borrower, as borrower, Lender is making a loan to Borrower in the principal amount of $87,600,000 (the “Loan”), which Loan is evidenced by the individual promissory notes, in the aggregate principal amount of the Loan, dated as of the date hereof and making up the Note (as defined in the Loan Agreement), made by Borrower in favor of Lender and secured by, the Pledge (as defined in the Loan Agreement) and by the other Loan Documents (as defined in the Loan Agreement);

WHEREAS, Guarantor is the owner of a direct or indirect beneficial interest in Borrower and will derive substantial benefit from the Loan;

WHEREAS, as a condition to making the Loan, Lender has required Guarantor to deliver this Guaranty for the benefit of Lender; and

WHEREAS, the forgoing recitals are intended to form an integral part of this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, Ten Dollars ($10.00) paid in hand, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor agrees as follows:

1. Definitions. Capitalized terms used herein and not defined herein shall have the meaning provided in the Loan Agreement, including by reference, for terms not defined in the Loan Agreement, in the Mortgage Loan Agreement.

2. Guaranty.

(a) Subject to Section 3 below, Guarantor hereby absolutely and unconditionally guarantees to Lender the prompt and unconditional payment of all obligations and liabilities of Borrower for which Borrower shall be personally liable pursuant to Section 18.1 of the Loan Agreement, when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise (collectively, the “Guaranteed Obligations”).

(b) Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.

3. Limitation on Liability of Guarantor.

(a) Notwithstanding anything to the contrary herein, in the event of:

(i) any foreclosure (or a transfer in lieu of foreclosure) by a Mezzanine Lender that is not Borrower or any Affiliate of Borrower, of the direct Equity Interests in Borrower, any SPE Component Entity or any other Mezzanine Borrower pledged as collateral for a Mezzanine Loan pursuant to the Mezzanine Loan Documents (any such foreclosure or transfer-in-lieu thereof, a “Mezzanine Foreclosure Divestment”), with the result that neither Guarantor nor any Affiliate of Guarantor (excluding, however, any Loan Party who as a result of such Mezzanine Foreclosure Divestment is no longer Controlled by Guarantor or any Affiliate of Guarantor) shall hold any direct or indirect Equity Interests in, or Control, Borrower (Borrower in such case may be referred to as “Divested Borrower”); or

(ii) any foreclosure (whether judicially or non-judicially by private sale or trustee’s sale) or deed in lieu of foreclosure or similar transfer under any Security Instrument (any such foreclosure, foreclosure sale or deed in lieu thereof, a “Foreclosure Divestment”), with the result that neither Borrower nor any Affiliate of Borrower shall hold any direct or indirect interest in, or the power to direct the management of, any Individual Property thereby foreclosed or transferred, excluding Guarantor’s, HoldCo’s or any Intermediate HoldCo Entity’s direct or indirect Equity Interests in Master Lessee (each such Individual Property, a “Divested Property”); or

(iii) the appointment of a receiver by a court of competent jurisdiction with respect to an Individual Property (any such appointment, a “Receivership Event”, and the period during which such Individual Property remains under a receivership, the “Receivership Period”), with the result that neither Borrower nor any Affiliate of Borrower shall have any possession of, or hold the power to direct the management of, such Individual Property that is subject to such Receivership Event during the Receivership Period, excluding Guarantor’s, HoldCo’s or any Intermediate HoldCo Entity’s direct or indirect Equity Interests in Master Lessee (each such Individual Property subject to a Receivership Event, a “Receivership Property”), then, in such cases, Guarantor shall not have any liability hereunder for any Guaranteed Obligations (A) to the extent arising from: (1) any action taken by any Loan Party who as a result of such Mezzanine Foreclosure Divestment is no longer Controlled by Guarantor or any Affiliate of Guarantor, (2) any circumstance, condition, action or event with respect to the Property or any Loan Party first occurring after the date of such Mezzanine Foreclosure Divestment, (3) any action taken by any successor owner of such Divested Property, (4) any circumstance, condition, action or event with respect to such Divested Property first occurring after the date of such Foreclosure Divestment, (5) any action taken by any receiver for such Receivership Property during the Receivership Period, or (6) any circumstance, condition, action or event with respect to such Receivership Property first occurring after the occurrence of such Receivership Event and during the continuance of such Receivership Period; and (B) not caused by Borrower or any Affiliate of Borrower (excluding any Loan Party who as a result of such Mezzanine Foreclosure Divestment is no longer Controlled by Guarantor or any Affiliate of Guarantor); provided that Guarantor shall remain liable hereunder for any Guaranteed Obligations to the extent arising from any circumstance, condition, action or event occurring (x) with respect such Divested Borrower, prior to the date of such Mezzanine Foreclosure Divestment, even to the extent the applicable liability, loss, cost, or expense does not occur, or the occurrence of the applicable circumstance, condition, action or event is not discovered, until after the date of such Mezzanine Foreclosure Divestment, (y) with respect to such Divested Property, prior to the date of such Foreclosure Divestment, even to the extent the applicable liability, loss, cost, or expense does not occur, or the occurrence of the applicable circumstance, condition, action or event is not discovered, until after the date of such Foreclosure Divestment, and (z) with respect to such Receivership Property, prior to such Receivership Event or after the expiration of such Receivership Period, even to the extent the applicable liability, loss, cost, or expense occurs, or the occurrence of the applicable circumstance, condition, action or event is first discovered, during such Receivership Period.

(b) In the event that an “Event of Default” under a Mezzanine Loan shall exist with respect to a Mezzanine Loan and the related Mezzanine Lender is not Borrower or an Affiliate of Borrower and exercises, pursuant to the exercise of remedies under the Mezzanine Loan Documents, direct voting Control, by power of attorney or other exercise of voting power with respect to the Equity Interests of the applicable Borrower, SPE Component Entity or Mezzanine Borrower pledged to such Mezzanine Lender as collateral for its Mezzanine Loan under the related Mezzanine Loan Documents, of such Equity Interests in the applicable Borrower, SPE Component Entity or Mezzanine Borrower so pledged as collateral for such Mezzanine Loan (the “Direct Control Remedies”, and such Mezzanine Lender exercising such Direct Control Remedies, the “Controlling Mezzanine Lender”), Guarantor shall not have liability hereunder for the actions that such Controlling Mezzanine Lender, in the exercise of its Direct Control Remedies, causes Borrower, any SPE Component Entity or any Mezzanine Borrower to take (“Mezzanine Lender Controlled Actions”) if such Mezzanine Lender Controlled Actions are taken without inducement, solicitation and/or consent from, or in collusion with, Borrower or any Affiliate of Borrower (other than Loan Parties to the extent Controlled by the Controlling Mezzanine Lender in the exercise of its Direct Control Remedies).

4. Nature of Guaranty.

(a) Guaranty of Payment. This Guaranty is of payment and not merely a guaranty of collection and upon any failure of Borrower to pay the Guaranteed Obligations, Lender may, at its option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability to pay the Guaranteed Obligations hereunder or any portion thereof, without proceeding against Borrower or any other Person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the collateral for the Loan.

(b) Continuing Guaranty. This is a continuing guaranty and the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Note, the Loan Agreement, the Pledge or any other Loan Document, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor.

(c) Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations (other than the defense of payment or that the obligations are not as claimed), whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

(d) Payment by Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Lender and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

(e) No Duty to Pursue Others. It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

5. Subordination.

(a) Guarantor Claims Subordinated and Deferred. Any indebtedness and liabilities of Borrower to Guarantor now or hereafter existing, including without limitation, any rights to subrogation, contribution, indemnification or any other form of reimbursement which Guarantor may have as a result of any payment by Guarantor under this Guaranty, together with any interest thereon (collectively, the “Guarantor Claims”), shall be, and such Guarantor Claims are hereby, deferred, postponed and subordinated to the prior payment in full of the Obligations. Until payment in full of the Obligations, including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Code which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code and the right to vote on any plan of reorganization.

(b) Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full of the Obligations and the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

(c) Payments Held in Trust. Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender until the Loan is repaid in full an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.

(d) Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, until the Loan is repaid in full, Guarantor shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by Guarantor. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender.

6. Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor agrees that, promptly after notice or demand, Guarantor will reimburse Lender, to the extent that such reimbursement is not made by Borrower, for all reasonable out-of-pocket expenses incurred by Lender, including, without limitation, reasonable counsel fees and disbursements, incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof.

7. Waivers.

(a) Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand with respect to this Guaranty.

(b) Subject to Section 3 above, Guarantor agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of:

(i) (A) the assertion by Lender of any rights or remedies which it may have under or with respect to any of the Note, the Loan Agreement, the Pledge or any other Loan Documents against any Person obligated thereunder; (B) any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby; (C) the release or exchange of any property or interest covered by the Loan Agreement or the Pledge or any other collateral for the Loan, or the taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations; (D) the failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including Lender’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy which Lender may have hereunder or in respect to this Guaranty; (E) the commencement of a case under the Bankruptcy Code by or against any Person obligated under the Note, the Loan Agreement, the Pledge or any other Loan Document; or (F) any payment made on the Guaranteed Obligations or any other indebtedness arising under the Note, the Loan Agreement, the Pledge or any other Loan Document, whether made by Borrower or Guarantor or any other Person, which is required to be refunded pursuant to any bankruptcy or insolvency law;

it being understood that no payment so refunded shall be considered as a payment of any portion of the Guaranteed Obligations, nor shall it have the effect of reducing the liability of Guarantor hereunder; it being further understood, that if Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to declare the Guaranteed Obligations due and payable on the happening of any Default or Event of Default under the terms of the Note, the Loan Agreement, the Pledge or any other Loan Document, then the Guaranteed Obligations shall become due and payable and Lender may, as against Guarantor, declare the Guaranteed Obligations to be due and payable and enforce any or all of its rights and remedies against Guarantor provided for herein; or

(ii) (A) the Guaranteed Obligations or any part thereof exceeding the amount permitted by law, (B) the act of creating the Guaranteed Obligations or any part thereof being ultra vires, (C) the officers or representatives executing the Note, the Pledge, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acting in excess of their authority, (D) the Guaranteed Obligations violating applicable usury laws, (E) Borrower having valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower (other than the defense of payment or that the obligations are not as claimed), (F) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) being illegal, uncollectible or unenforceable, or (G) the Note, the Pledge, the Loan Agreement or any of the other Loan Documents having been forged or otherwise being irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than the defense of payment or that the obligations are not as claimed); or

(iii) any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations; or

(iv) the reorganization, merger or consolidation of Borrower or Guarantor into or with any other Person; or

(v) any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

(c) This Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Note, the Loan Agreement, the Pledge or any other Loan Document except as may be expressly set forth in the Loan Documents. Lender shall not be under a duty to protect, secure or insure any security or lien provided by the Loan Agreement or the Pledge or any other collateral, and Guarantor acknowledges that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

(d) Guarantor hereby waives the pleading of any statute of limitations as a defense to the obligation hereunder.

8. Representations and Warranties.

(a) Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

(b) Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

(c) No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

(d) Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor (i) is and will be solvent, (ii) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (iii) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.

(e) Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

(f) Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

9. Financial Covenants; Transfers.

(a) Financial and Transfer Covenants. Guarantor hereby covenants and agrees that:

(i) for any period of time during which the Guarantor Net Worth Requirements are imposed upon Guarantor pursuant to Sections 8.1 through 8.7, inclusive, of the Loan Agreement (such sections, the “Indebtedness and Transfer Provisions”), Guarantor shall maintain a Net Worth of not less than the Minimum Net Worth, and promptly upon the Guarantor Net Worth Requirements being so imposed, Guarantor shall confirm in writing to Lender that Guarantor’s obligations under this clause (i) have been triggered and are in full force and effect as ongoing covenants of Guarantor for so long as the Guarantor Net Worth Requirements are so imposed on Guarantor;

(ii) unless and until the Guarantor Net Worth Requirements are imposed upon Guarantor or the Qualifying Replacement Guarantor, as applicable, pursuant to Section 8.5 of the Loan Agreement, it shall not cause, suffer or permit any distribution or transfer of any of its assets to any Person, including its direct or indirect parent entities or their Affiliates unless as of the date of such distribution the Master Lease Guarantor Total Leverage Ratio is less than 3.50:1.00 (as certified by an Officer’s Certificate and certificate of Guarantor provided to Lender, together with the related background financial statements and calculations in reasonable detail, delivered to Lender within five Business Days after such distribution or transfer); provided, however, that the foregoing restrictions shall not apply to the following distributions and transfers, which shall be expressly permitted pursuant to this Section 9(a)(ii):

(1)	following a Qualifying IPO of an Upper Tier Entity (other than Guarantor), distributions of assets to such Upper Tier Entity for payment by such Upper Tier Entity of reasonable out-of-pocket costs and expenses incurred by such Upper Tier Entity in connection with consummating such Qualifying IPO and ongoing compliance by such Upper Tier Entity with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes–Oxley Act of 2002 (as amended from time to time and any successor statute thereto);

(2)	distributions of assets to Holdings for payment by Holdings of its franchise taxes and for payment by Holdings of Income Taxes that are attributable to the income of Holdings to the extent such income is attributable to the operations of Holdings, Guarantor and/or its direct or indirect Subsidiaries (but not any Subsidiary of Holdings that is not also a Subsidiary of Guarantor);

(3)	distributions of assets to a direct or indirect parent of Guarantor for payment of the operating expenses (including administrative, legal, accounting and similar expenses provided by third parties) incurred by such parent in the ordinary course of business to the extent such operating expenses are directly related to the ownership of the direct or indirect Equity Interests in Guarantor and/or to the operations of Guarantor and/or its direct or indirect Subsidiaries;

(4)	transfers of assets to Guarantor’s direct or indirect Subsidiaries; and

(5)	distribution of the proceeds of the Guarantor Subsequent Intercompany Loans to its parent entity.

(iii) Guarantor shall continue to own, directly or indirectly, 100% of the Equity Interests in Master Lease Guarantor, unless such covenant is expressly terminated pursuant to the Indebtedness and Transfer Provisions as a result of the imposition of the Guarantor Net Worth Requirements;

(iv) Guarantor shall not incur any Debt other than the Permitted Debt applicable to Guarantor; and

(v) Guarantor shall otherwise comply with the Indebtedness and Transfer Provisions applicable to Guarantor.

(b) Financial Statements. Guarantor shall deliver to Lender:

(i) within 120 days after the end of each fiscal year of Guarantor, a complete copy of Guarantor’s audited annual financial statements certified by an Independent Accountant, prepared in accordance with GAAP and the requirements of Regulation AB, including statements of income and expense and cash flow and a balance sheet for Guarantor, together with a certificate of the chief financial officer of Guarantor (A) during any period for which the Guarantor Net Worth Requirements are applicable to Guarantor, setting forth in reasonable detail Guarantor’s Net Worth as of the end of such prior calendar year and based on such annual financial statements, and (B) certifying to the best of such chief financial officer’s knowledge, that such annual financial statements fairly present the financial condition and results of the operations of Guarantor;

(ii) within 60 days after the end of each fiscal quarter of Guarantor other than the last quarter of each fiscal year, financial statements (including a balance sheet as of the end of such fiscal quarter and a statement of income and expense for such fiscal quarter) certified by the chief financial officer of Guarantor and in form, content, level of detail and scope reasonably satisfactory to Lender, together with a certificate of the chief financial officer of Guarantor (A) during any period for which the Guarantor Net Worth Requirements are applicable to Guarantor, setting forth in reasonable detail Guarantor’s Net Worth as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying to the best of such chief financial officer’s knowledge, that such quarterly financial statements fairly present the financial condition and results of the operations of Guarantor in a manner consistent with GAAP and the requirements of Regulation AB; and

(iii) promptly after written request by Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to Guarantor.

10. Miscellaneous.

(a) MARSHALLING. GUARANTOR WAIVES ANY RIGHT OR CLAIM OF RIGHT TO CAUSE A MARSHALLING OF BORROWER’S ASSETS OR TO CAUSE LENDER TO PROCEED AGAINST ANY OF THE SECURITY FOR THE LOAN BEFORE PROCEEDING UNDER THIS GUARANTY AGAINST BORROWER OR TO PROCEED AGAINST GUARANTOR IN ANY PARTICULAR ORDER. GUARANTOR AGREES THAT ANY PAYMENTS REQUIRED TO BE MADE HEREUNDER SHALL BECOME DUE AND PAYABLE FIFTEEN (15) DAYS AFTER WRITTEN DEMAND. EXCEPT AS PERMITTED PURSUANT TO SECTION 5 HEREOF, GUARANTOR EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND REMEDIES (INCLUDING ANY RIGHTS OF SUBROGATION) ACCORDED BY APPLICABLE LAW TO GUARANTOR.

(b) Joint and Several Obligation. If Guarantor consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Guarantor hereunder. Any one of Borrower or one or more parties constituting Guarantor or any other party liable upon or in respect of this Guaranty or the Loan may be released without affecting the liability of any party not so released.

(c) Further Assurances. Guarantor shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Guaranty, to protect and further the validity and enforceability of this Guaranty or otherwise carry out the purposes of this Guaranty.

(d) Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10(d)):

If to Lender:	Bank of America, N.A.
Real Estate Structured Finance - Servicing
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attn: Servicing Manager
Facsimile No.: (704) 317-4501
Confirmation No: (866) 531-0957

and to:	German American Capital Corporation
60 Wall Street, 10th floor
New York, NY 10005
Attention: John Beacham and General Counsel
Telecopy No.: (732) 578-4639
Confirmation No.: (212) 250-0164

With a copy to:	Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Charles Schrank, Esq.
Telecopy No.: (312) 853-7036
Confirmation No.: (312) 853-7000

If to Guarantor:	OSI Holdco I, Inc.
2202 North WestShore Blvd., Suite 470C
Tampa, Florida 33607
Attention: Chief Financial Officer and Vice President Real Estate
Telecopy No.: (813) 830-2497
Confirmation No.: (813) 387-8000

With a copy to:	Bain Capital Partners, LLC
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Attention: Mr. Dave Humphrey
Telecopy No.: (617) 516-2124
Confirmation No.: (617) 516-2125

With a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Richard Gordet, Esq.
Telecopy No.: 617-235-0480 or 617-951-7050
Confirmation No.: 617-951-7491

With a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, N.Y. 10004-2498
Attention: Arthur Adler, Esq.
Telecopy No.: (212) 291-9001
Confirmation No.: (212) 558-3960

All notices, elections, requests and demands under this Guaranty shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited in the United States mail as required above or (iv) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

(e) Entire Agreement. This Guaranty constitutes the entire and final agreement between Guarantor and Lender with respect to the subject matter hereof and may only be changed, amended, modified or waived by an instrument in writing signed by Guarantor and Lender.

(f) No Waiver. No waiver of any term or condition of this Guaranty, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No delay on Lender’s part in exercising any right, power or privilege under this Guaranty or any other Loan Document shall operate as a waiver of any privilege, power or right hereunder.

(g) Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns. No Guarantor shall have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void.

(h) Captions. All paragraph, section, exhibit and schedule headings and captions herein are used for reference only and in no way limit or describe the scope or intent of, or in any way affect, this Guaranty.

(i) Counterparts. This Guaranty may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one binding Guaranty.

(j) Severability. The provisions of this Guaranty are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Guaranty.

(k) GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK. EACH OF THE LENDER AND GUARANTOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON GUARANTOR IN THE MANNER AND AT THE ADDRESS SPECIFIED FOR NOTICES IN THIS GUARANTY. EACH OF LENDER AND GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

(l) JURY TRIAL WAIVER. EACH OF LENDER AND GUARANTOR AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS GUARANTY, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR OR LENDER WITH RESPECT TO THIS GUARANTY (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF LENDER AND GUARANTOR HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. EACH OF LENDER AND GUARANTOR ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

(m) Counterclaims and Other Actions. Guarantor hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender in connection with this Guaranty, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Guaranty and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

(n) Cooperation. Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, or (iii) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iii) are hereinafter each referred to as “Secondary Market Transaction”). Subject to the terms, conditions and limitations set forth in the Loan Agreement, Guarantor shall cooperate with Lender in effecting any such Secondary Market Transaction.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty of Recourse Obligations as of the date first set forth above.

OSI HOLDCO I, INC., a Delaware corporation

By:	/s/ Joseph J. Kadow
Name:	Joseph J. Kadow
Title:	Executive Vice President

Guaranty of Recourse Obligations